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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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/ /	Soliciting Material Pursuant to §240.14a-12
SAUER-DANFOSS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2800 East 13th Street
Ames, Iowa 50010

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 1, 2002

TO OUR STOCKHOLDERS:

        The annual meeting of stockholders of Sauer-Danfoss Inc., a Delaware corporation, will be held at the Embassy Suites, 670 Verdae Boulevard, Greenville, South Carolina 29607, on Wednesday, May 1, 2002, commencing at 8:30 a.m. local time. At the meeting, stockholders will act on the following matters:

  1.
  To elect ten (10) directors for a term expiring at the annual meeting of stockholders to be held in 2003, and until their respective successors are duly elected and shall qualify.

  2.
  To ratify the appointment of KPMG LLP as the Company's independent accountants for 2002.

  3.
  To transact such other business as may properly come before the meeting or any postponement, adjournment, or adjournments.

        Stockholders of record at the close of business on March 12, 2002 are entitled to notice of and to vote at the annual meeting or any postponement, adjournment, or adjournments.

        Whether or not you expect to attend the Annual Meeting, please either complete, date, sign, and return the accompanying proxy card in the provided envelope or vote your shares by telephone or via the Internet using the instructions on the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. Even if you have given your proxy, whether by mail, by telephone, or via the Internet, you may still vote in person if you attend the meeting. If your shares are held of record by a broker, bank, or other nominee ("Street Name") you will need to obtain from the record holder and bring to the meeting a proxy issued in your name, authorizing you to vote the shares.

                      By order of the Board of Directors,

                      Kenneth D. McCuskey
                       Corporate Secretary

Ames, Iowa
March 27, 2002

SAUER-DANFOSS INC.
2800 East 13th Street
Ames, Iowa 50010

PROXY STATEMENT
March 27, 2002

GENERAL INFORMATION

Solicitation and Revocability of Proxies

        The enclosed proxy is being solicited on behalf of the Board of Directors of Sauer-Danfoss Inc. (the "Company") for use at the annual meeting of the stockholders to be held on May 1, 2002 (the "Annual Meeting"), and at any postponement, adjournment, or adjournments. Most stockholders have a choice of voting via the Internet, by using a toll-free telephone number, or by completing a proxy card and mailing it in the envelope provided. Check your proxy card or the information forwarded by your bank, broker, or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible. The telephone voting facilities for stockholders of record will be available until 11:00 am on April 30, 2002 and the Internet voting facilities will be available until midnight of April 30, 2002, the day prior to the Annual Meeting.

        Any proxy given does not affect your right to vote in person at the meeting and may be revoked at any time before it is exercised by notifying Kenneth D. McCuskey, Corporate Secretary, by mail, telegram, or facsimile, by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by appearing at the Annual Meeting in person and voting by ballot. Persons whose shares are held of record by a brokerage house, bank, or other nominee and who wish to vote at the meeting, must obtain from the record holder a proxy issued in such person's name.

        The Company intends to mail this Proxy Statement and the accompanying proxy on or about March 27, 2002.

Expense of Solicitation

        The Company will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing, and mailing of this Proxy Statement, the accompanying proxy and any additional information furnished to stockholders. The Company will reimburse banks, brokerage houses, custodians, nominees, and fiduciaries for reasonable expenses incurred in forwarding proxy material to beneficial owners. In addition to solicitations by mail, regular employees and directors of the Company may, but without compensation other than their regular compensation, solicit proxies in person or by telephone, facsimile or electronic means. The Company does not expect to pay any compensation for the solicitation of proxies.

Voting of Proxies

        All shares entitled to vote and represented by properly completed proxies received prior to the Annual Meeting and not revoked will be voted in accordance with the instructions on the proxy. If no instructions are indicated on a properly completed proxy, the shares represented by that proxy will be voted for the election of the nominees for director designated below and for ratification of the appointment of KPMG LLP as independent accountants of the Company for 2002.

Persons Entitled to Vote

        Only holders of common stock of the Company of record as of the close of business on March 12, 2002 are entitled to notice of and to vote at the Annual Meeting. At the close of business on that date, 47,410,768 shares of common stock were outstanding. Holders of common stock are entitled to one (1) vote for each share held on all matters to be voted upon. Shares cannot be voted at the Annual Meeting unless the owner is present in person or represented by proxy. The directors shall be elected by an affirmative vote of a plurality of the shares that are entitled to vote on the election of directors and that are represented at the meeting by stockholders who are present in person or by proxy, assuming a quorum is present. The ten nominees for directors receiving the greatest number of votes at the Annual Meeting will be elected as directors. For all other matters to be voted upon at the Annual Meeting, the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for approval.

        When a broker or other nominee holding shares for a customer votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power with respect to such proposal and has not received instructions from the beneficial owner, it is referred to as a "Broker Nonvote." Properly executed proxies marked "Abstain" or proxies required to be treated as "Broker Nonvotes" will be treated as present for purposes of determining whether there is a quorum at the meeting. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker Nonvotes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of February 28, 2002, with respect to shares of common stock of the Company that were owned beneficially by: (i) each beneficial owner of more than 5% of the outstanding shares of common stock; (ii) each of the directors; (iii) each of the executive officers of the Company named in the Summary Compensation table; and (iv) all executive officers and directors of the Company as a group.

Beneficial Owners, Directors, and Executive Officers	Number of Shares Beneficially Owned (1)		Percent of Outstanding Shares
Klaus Murmann & Co. KG(2)	36,448,687	(3)	76.9%
Danfoss Murmann Holding A/S(4)	35,415,962	(5)	74.7%
Danfoss A/S(4)	35,415,962	(5)	74.7%
Sauer Holding GmbH(2)	36,448,687	(3)	76.9%
Sauer GmbH(2)	10,474,000	(6)	22.1%
Klaus H. Murmann, Director and Chairman(2)	36,629,787	(3)	77.3%
Hannelore Murmann(2)	36,448,687	(3)	76.9%
Nicola Keim, Director(2)	36,451,687	(3)	76.9%
Sven Murmann, Director(2)	36,451,687	(3)	76.9%
Ulrike Murmann-Knuth(2)	36,448,687	(3)	76.9%
Jan Murmann(2)	36,448,687	(3)	76.9%
Anja Murmann(2)	36,448,687	(3)	76.9%
Brigitta Zoellner(2)	36,448,687	(3)	76.9%
Christa Zoellner(2)	36,448,687	(3)	76.9%
David L. Pfeifle, Director, President and Chief Executive Officer	282,200		*
Niels Erik Hansen, Executive Vice President—Work Function and Control Products	0		0%
James R. Wilcox, Executive Vice President—Propel Products	120,750		*
Hans J. Cornett, Executive Vice President—Sales and Marketing	0		0%
Jørgen Clausen, Director and Vice Chairman	60,000		*
Ole Steen Andersen, Director	2,000		*
Johannes F. Kirchhoff, Director(2)	3,400		*
Hans Kirk, Director	2,000		*
F. Joseph Loughrey, Director	4,000	(7)	*
Richard M. Schilling, Director	8,000		*
All directors and executive officers as a group (23 persons)	37,698,837	(8)	79.5%

*
Represents less than 1%.

(1)
Unless otherwise indicated in the following notes, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned. The following footnotes describe those shares which are beneficially owned by more than one person listed above.

(2)
The mailing address for each of these entities and persons is c/o Sauer Holding GmbH, Krokamp 35, 24539 Neumünster, Federal Republic of Germany.

(3)
These shares include 10,474,000 shares owned directly by Sauer GmbH, a German limited liability company, 7,207,725 shares owned directly by Sauer Holding GmbH, a German limited liability company ("Sauer Holding"), 525,000 shares owned directly by EMF Europäische Marketing und Finanzmanagement AG, a German corporation ("EMF"), and 18,241,962 shares owned directly by Danfoss Murmann Holding A/S ("the Holding Company"). Sauer GmbH possesses only shared dispositive power and no voting power over 10,361,500 of the shares which it owns directly, as to which an irrevocable voting proxy (the "Voting Proxy") has been granted to the Holding Company.

  Sauer Holding possesses only shared voting and dispositive power over 6,812,500 of the shares which it owns directly. As a result of its 100% ownership of Sauer GmbH, Sauer Holding has shared voting and dispositive power over 112,500 of the shares owned directly by Sauer GmbH. As a result of its 99.9% interest in Sauer GmbH & Co. Hydraulik KG, a German limited partnership, which is the 100% owner of EMF, Sauer Holding has shared voting and dispositive power over the 525,000 shares owned directly by EMF. As a result of its 50% voting power over the Holding Company, Sauer Holding has shared voting and dispositive power over the 18,241,962 shares owned directly by the Holding Company and over the 10,361,500 shares owned directly by Sauer GmbH that are subject to the Voting Proxy. Sauer Holding disclaims beneficial ownership of the 29,240,962 shares directly owned in the aggregate by Sauer GmbH, EMF and the Holding Company. As a result of its 100% ownership of Sauer Holding, Klaus Murmann & Co. KG, a German partnership ("Murmann KG"), has shared voting and dispositive power over the 36,448,687 shares owned in the aggregate by Sauer GmbH, Sauer Holding, EMF and the Holding Company. Klaus H. Murmann and Hannelore Murmann, as the general partners of Murmann KG, and Nicola Keim, Sven Murmann, Ulrike Murmann-Knuth, Anja Murmann, Jan Murmann, Brigitta Zoellner and Christa Zoellner, as limited partners of Murmann KG who share the power to vote on investment decisions, also have shared voting and dispositive power over these 36,448,687 shares. Murmann KG, Klaus H. Murmann, Hannelore Murmann, Nicola Keim, Sven Murmann, Ulrike Murmann-Knuth, Anja Murmann, Jan Murmann, Brigitta Zoellner and Christa Zoellner each disclaim beneficial ownership of the 36,448,687 shares owned directly in the aggregate by Sauer GmbH, Sauer Holding, EMF and the Holding Company.

(4)
The mailing address for each of these entities and persons is DK-6430 Nordborg, Denmark.

(5)
These shares include 18,241,962 shares owned directly by the Holding Company. As a result of its 50% voting power over the Holding Company, Danfoss A/S has shared voting and dispositive power over these shares. These shares also include 10,361,500 shares owned directly by Sauer GmbH, that are subject to the Voting Proxy. The Holding Company has sole voting power, but no dispositive power (sole or shared), over these shares. Danfoss A/S has shared voting and dispositive power over these shares. These shares also include 6,812,500 shares owned directly by Sauer Holding, as to which the Holding Company and Danfoss A/S have shared voting and dispositive power. The Holding Company disclaims beneficial ownership of 6,812,500 of these shares. Danfoss A/S disclaims beneficial ownership of all 35,415,962 of these shares.

(6)
These shares are owned directly by Sauer GmbH but, pursuant to the Voting Proxy, Sauer GmbH has neither sole nor shared voting or dispositive power over 10,361,500 of these shares.

(7)
Mr. Loughrey disclaims beneficial ownership with respect to 2,000 of these shares which are owned directly by his wife.

(8)
Includes stock owned by the spouses and children of certain directors and executive officers.

ELECTION OF DIRECTORS

        The Board of Directors of the Company (the "Board") has nominated the ten current directors for election. All directors are elected annually.

        Each of the ten nominees for directors are currently directors and if elected, will serve until the 2003 Annual Meeting and until a successor has been elected and qualified, or until such director's earlier death, resignation, or removal.

        Each share is entitled to one vote for each of ten directors. The persons named in the accompanying proxy will vote it for the election of the nominees named below as directors unless otherwise directed by the stockholder. Each nominee has consented to be named and to continue to serve if elected. In the unanticipated event that a nominee becomes unavailable for election for any reason, the proxies will be voted for the other nominees and for any substitute.

Nominees to Serve for Directors

        Ole Steen Andersen, age 55, has been a director of the Company since May 3, 2000. Mr. Andersen has been an Executive Vice President and member of the Executive Committee of Danfoss A/S for more than the past five years.

        Jørgen M. Clausen, age 53, has been a director and Vice Chairman of the Company since May 3, 2000. He has served as the President and Chief Executive Officer and a member of the Executive Committee of Danfoss A/S for more than the past five years. He is also Chairman of the Board of Risoe National Laboratories, a Danish government-owned research organization, and a member of the Academy of Technical Sciences, a non-profit organization promoting the technical sciences in Denmark. He is a member of the Nominating Committee of the Board.

        Hans Kirk, age 59, has been a director of the Company since May 3, 2000. He has served as an Executive Vice President and member of the Executive Committee of Danfoss A/S for more than the past five years. He is also a director of NIRAS Group, a Danish construction consulting company.

        Nicola Keim, age 41, has been a director of the Company since April 1990. Ms. Keim served as a Member of the Supervisory Board of Sauer Getriebe from November 1990 through June 1997. She is employed part-time in the human resources department of HypoVereinsbank, a German bank. Ms. Keim is the daughter of Klaus H. Murmann, Chairman of the Company and a sister of Sven Murmann, a director of the Company.

        Johannes F. Kirchhoff, age 44, has been a director of the Company since April 1997. Mr. Kirchhoff has been owner and Managing Director of the FAUN Umwelttechnik GmbH & Co., a German manufacturer of vehicles for waste disposal, since December 1994. He is Chairman of the Compensation Committee of the Board and a member of the Audit Committee of the Board.

        F. Joseph Loughrey, age 52, has been a director of the Company since June 23, 2000. He has served as Executive Vice President of Cummins Inc. and President—Engine Business since October 1999. From 1996 to 1999, Mr. Loughrey served as Executive Vice President of Cummins Engine Company and Group President—Industrial and Chief Technical Officer. He also is a director of Tower Automotive, Inc., a manufacturer of assemblies and modules for vehicle structures and suspension systems for original equipment manufacturers of automobiles. Mr. Loughrey is a member of the Audit Committee and the Compensation Committee of the Board.

        Klaus H. Murmann, age 70, a director of the Company since April 1990, is currently Chairman. From 1987 to May 3, 2000, he served as Chairman and Chief Executive Officer of the Company and its predecessor. Mr. Murmann founded Sauer Getriebe in 1967, which, as a licensee of and later joint venture partner with Sundstrand Corporation, has been involved in the hydrostatics business since 1967. He is a member of the supervisory board of PreussenElektra AG, Hannover, a German utility. He is Chairman of the Board of Gothaer Insurance Group, Gottingen/Cologne, a German insurance company, Chairman of the Board of PSVaG, a national pension fund, a member of the board of Bankgesellschaft Berlin AG, Berlin, a German bank, and a director of GKN PLC, United Kingdom, an engineering company. Klaus Murmann is the father of Nicola Keim and Sven Murmann, each of whom is a director of the Company. He is a member of the Executive Committee and the Nominating Committee of the Board.

        Sven Murmann, age 34, has been a director of the Company since April 1994. Mr. Murmann is presently employed as Manager of Sauer Holding and as Manager of HAKO Holding GmbH & Co., a German company engaged in indoor and outdoor maintenance and transportation. He served an internship at IBM from December 1, 1999 through May 31, 2000. He served as an Assistant Professor at the University of Zurich from October 1997 to October 1999, and was a research assistant at Ludwig-Maximilians University in Munich from April 1994 through August 1995. Mr. Murmann is the son of Klaus H. Murmann, Chairman of the Company and a brother of Nicola Keim, a director of the Company.

        David L. Pfeifle, age 57, a director of the Company since April 1994, has been Chief Executive Officer since May 3, 2000 and President since March 31, 2000 and President of Sauer-Danfoss (US) Company, the primary U.S. operating subsidiary of the Company, since 1994. He served as Chief Operating Officer of the Company from January 20, 2000 to May 3, 2000. Prior to his appointment as President, Mr. Pfeifle served as Executive Vice President since 1994. For more than five years prior to 1994, he held various senior management positions with Sauer-Danfoss (US) Company with increasing responsibility. He is a member of the Executive Committee of the Board.

        Richard M. Schilling, age 64, has been a director of the Company since April 1990, and of its predecessor since 1987. He began his career at Sundstrand Corporation, a manufacturer of components for aerospace and industrial applications, in April 1968 as a corporate attorney and assistant secretary. In 1978, he was named General Counsel and Vice President, and in 1988, he was elected Secretary of Sundstrand Corporation. Mr. Schilling retired from Sundstrand Corporation on December 31, 1997, and is currently a partner at Hinshaw & Culbertson, a law firm in Rockford, Illinois. He is Chairman of the Audit Committee of the Board and a member of the Compensation Committee of the Board.

        The Board recommends that stockholders vote FOR the election of the nominees named above as directors.

Agreement Regarding Nominees for Director

        Entities and persons under the control of Klaus H. Murmann, a director and Chairman of the Company (the "Murmann Family") and Danfoss A/S ("Danfoss") have entered into an agreement regarding their ownership of the common stock owned by Danfoss Murmann Holding A/S (the "Holding Company Agreement"). Pursuant to the Holding Company Agreement, the Murmann Family and Danfoss will each identify for recommendation to the Company's Nominating Committee three candidates for

Director who may be associated with the Murmann Family or Danfoss. In addition, the Murmann Family and Danfoss will each identify for recommendation two additional candidates for Director. One such candidate recommended by the Murmann Family will be the Company's Chief Executive Officer and President and the remaining three such candidates must be independent from and not associated or affiliated with the Murmann Family or Danfoss. With respect to the current nominees for election as Directors, Klaus H. Murmann, Nicola Keim and Sven Murmann were recommended by the Murmann Family and Messrs. Andersen, Clausen and Kirk were recommended by Danfoss.

Board Committees and Meetings

        The Board held four meetings during 2001. The Board has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which the director served during 2001.

        Executive Committee.    The Executive Committee possesses all of the powers of the Board, except for certain powers specifically reserved by Delaware law to the Board. The Executive Committee held no formal meetings during 2001 but took action by unanimous written consent. Klaus H. Murmann and David L. Pfeifle are the current members of the Executive Committee.

        Audit Committee.    The Audit Committee is composed of three directors, none of whom is an employee of the Company. The Audit Committee makes recommendations to the Board regarding the independent auditors to be appointed for ratification by the stockholders, reviews the scope of the annual audit activities of the independent auditors and the Company's internal auditors, reviews audit results and administers the Code of Business Conduct and Lawful Practices. The Audit Committee held four meetings during 2001. The Audit Committee currently consists of Messrs. Schilling (Chairman), Kirchhoff and Loughrey.

        The Company's Board of Directors has adopted a written charter for the Audit Committee. The members of the Audit Committee are independent, as independence is defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's current listing standards.

        Compensation Committee.    The Compensation Committee is composed of three directors, none of whom is an employee of the Company. The Compensation Committee reviews and determines the salaries of the executive officers of the Company and administers the Company's Bonus Plan and 1998 Long-Term Incentive Plan. The Compensation Committee met three times in 2001. The current members of the Compensation Committee are Messrs. Kirchhoff (Chairman), Loughrey and Schilling.

        Nominating Committee.    The current members of the Nominating Committee are Messrs. Clausen and Klaus Murmann. The Nominating Committee recommends to the Board proposed nominees whose election at the next annual meeting of stockholders will be recommended by the Board. The Nominating Committee met once in 2001. The Committee has not established any procedures with respect to considering nominees recommended by stockholders.

Compensation of Directors

        Directors who are not employees of the Company receive quarterly retainers of $5,000 ($20,000 per annum), plus $1,000 for each Board meeting attended and $500 for participation in a telephonic meeting, together with expenses relating to their duties as directors. The Vice Chairman, if not an employee, receives a quarterly retainer of $10,000 ($40,000 per annum) and the Chairman, if not an employee, receives a quarterly retainer of $20,000 ($80,000 per annum).

        Pursuant to the Non-Employee Director Stock Option and Restricted Stock Plan, the Board has determined that following each annual meeting of stockholders, each non-employee director shall receive 1,000 shares of Restricted Common Stock of the Company. All shares of Restricted Common Stock of the Company will vest on the third anniversary of the date of grant. The non-employee directors will have voting and dividend rights with respect to the Restricted Common Stock, but the Restricted Common Stock will be forfeited upon termination of service from the Board for any reason prior to the third anniversary of the grant.

REPORT OF THE AUDIT COMMITTEE

        In fulfilling its oversight responsibilities, the Audit Committee of the Board reviewed the scope of the annual audit activities of the independent auditors and the Company's internal auditors. The Audit Committee has discussed with KPMG, the Company's independent auditors, the overall scope and plans for their audit. The Audit Committee met with KPMG, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. The Audit Committee continued to monitor the scope and adequacy of the Company's internal auditing program.

        The Audit Committee met with both management and KPMG to review and discuss the audited financial statements.

        The Audit Committee reviewed with KPMG their judgments as to the quality and acceptability of the Company's accounting principles. The Audit Committee's review included discussion with KPMG of the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, "Communications With Audit Committees."

        The Audit Committee has received and reviewed the written disclosures and the letter from KPMG required by the Independence Standards Board, Standard No. 1, "Independence Discussions With Audit Committees," and has discussed with KPMG, among other things, matters relating to its independence. The Audit Committee has also considered the compatibility of the nonaudit services provided by KPMG with its independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2001 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

                      AUDIT COMMITTEE
                      Richard M. Schilling, Chairman
                      Johannes F. Kirchhoff
                      F. Joseph Loughrey

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth information concerning total compensation awarded or paid to or earned by the Chief Executive Officer during 2001 and the four other most highly compensated executive officers of the Company, who served in such capacities as of December 31, 2001 (the "Named Executive Officers") for services rendered to the Company in all capacities during each of the last three fiscal years ended December 31, 2001.

SUMMARY COMPENSATION TABLE

	Annual Compensation						Long Term Compensation
							Awards	Payouts
Name and Principal Position	Year	Salary($)		Bonus($)		Other Annual Compensation ($)	Restricted Stock Awards($)(1)(2)	LTIP Payouts ($)
Klaus H. Murmann	2001	250,000		0		8,130	—	—
Chairman and Former	2000	333,333		262,000	(3)	2,770	—	—
Chief Executive Officer	1999	500,000		269,600		—	—	—
David L. Pfeifle	2001	400,000	(1)	0		19,512	—	—
President and	2000	368,416		179,050		7,277	—	78,750
Chief Executive Officer	1999	300,843		161,770		3,150	—	29,625
Niels Erik Hansen	2001	405,052	(4)	0		9,756	—	—
Executive Vice President—	2000	200,000		97,200		3,324	—	—
Work Function and Control	1999	NA		NA		NA	NA	NA
Products
James R. Wilcox	2001	240,712		0		4,910	—	—
Executive Vice President—	2000	41,540		15,141		461	—	—
Propel Products	1999	NA		NA		NA	NA	NA
Hans J. Cornett	2001	221,877	(4)	0		2,769	—	—
Executive Vice President—	2000	75,135		33,022		991	—	—
Sales and Marketing	1999	NA		NA		NA	NA	NA

(1)
Performance Units granted in 2001 are set forth below in the table under "Long-Term Incentive Plan Awards." Mr. Pfeifle's annual salary for 2001 included the grant of $100,000 in Performance Unit value which is included in the aforesaid table.

(2)
On December 31, 2001, the Named Executive Officers held the following target number of Performance Units with the following value, based on the closing per share price of common stock of the Company on December 29, 2001, of $8.00: Mr. Klaus Murmann—29,036 Units with a value of $232,288; Mr. Pfeifle—69,686 Units with a value of $557,488; Mr. Hansen—34,843 Units with a value of $278,744; Mr. Wilcox—17,537 Units with a value of $140,296; and Mr. Cornett—9,890 Units with a value of $79,120. These Units are performance-based target units and are only paid out if and when the performance goals (described below in the table under "Long-Term Incentive Plan Awards") are satisfied. Each of the Named Executive Officers has the right to receive dividend equivalents on the target number of Performance Units.

(3)
Includes a one-time additional $100,000 bonus to Dr. Murmann for 2000, approved by the Compensation Committee due to the cut in salary and bonus that he himself proposed for 2000 (half of that received in 1999), without a significant change in responsibilities.

(4)
Includes three months salary, grossed up for taxes, for relocation allowances for moves from Europe to the United States.

Long-Term Incentive Awards

        The following table sets forth, for the Named Executive Officers, certain information regarding grants made in 2001 under the Sauer-Danfoss Inc. 1998 Long-Term Incentive Plan.

LONG-TERM INCENTIVE PLAN—AWARDS IN LAST FISCAL YEAR

			Estimated Future Payouts Under Non-Stock Price-Based Plans(2)
		Performance or other period until maturation or payout
	Number of shares, units or other rights (#)(1)
Name and Principal Position			Threshold (#)	Target (#)	Maximum (#)
Klaus H. Murmann	15,847	3 Years	7,924	15,847	23,771
Chairman
David L. Pfeifle	38,032	3 Years	19,016	38,032	57,048
President and
Chief Executive Officer
Niels Erik Hansen Executive	19,016	3 Years	9,508	19,016	28,524
Vice President—
Work Function and Control
Products
James R. Wilcox	10,953	3 Years	5,477	10,953	16,430
Executive Vice President—
Propel Products
Hans J. Cornett Executive	5,170	3 Years	2,585	5,170	7,755
Vice President—
Sales and Marketing

(1)
Above awards were made in accordance with the terms of the Sauer-Danfoss Inc. 1998 Long-Term Incentive Plan. The awards are the target number of Performance Units with the actual number of units to be based on performance. Dividend equivalents are paid on the units at the same rate and at the same time as dividends on the number of shares of common stock equal to the target number of units. Target awards are based upon a percentage of base salary and vary depending upon the individual's position and responsibilities within the organization.

(2)
Estimated Future Payouts are based upon the Simple Average Actual Return on Net Assets (RONA) as derived from the consolidated financial statements of the Company for the Performance Period of January 1, 2001 to December 31, 2003. The achievement of 15% RONA will result in payment of the threshold amount (50% of Target); achievement of 20% RONA will result in payment of the Target amount (100% of Target); and achievement of 25% RONA will result in payment of the Maximum amount (150% of Target). The Compensation Committee, in its sole discretion, may pay earned Performance Units in the form of cash or in shares of the Company's common stock. The number of shares of common stock to be issued, if any, shall equal the number of earned Performance Units designated by the Compensation Committee to be paid in shares. The amount of cash, if any, shall be equal to the fair market value of a share of common stock of the Company as of the close of the applicable performance period multiplied by the number of earned Performance Units designated by the Compensation Committee to be paid in cash.

Retirement Plans

        U.S. Retirement Plan.    The following table sets forth the estimated annual benefits payable under the Sauer-Danfoss Employees' Retirement Plan (the "U.S. Retirement Plan") to participants retiring at a normal retirement date of January 1, 2002, for the specified average annual earnings and years of participation. The benefits have been calculated on the basis of a straight-life annuity.

U.S. RETIREMENT PLAN TABLE

	YEARS OF PARTICIPATION
Average Annual Earnings
	15	20	25	30
$150,000	$37,396	$49,861	$62,327	$74,751
$175,000	$43,918	$58,558	$73,197	$87,789
$200,000	$45,687	$60,916	$76,145	$91,324
$225,000	$45,687	$60,916	$76,145	$91,324
$250,000	$45,687	$60,916	$76,145	$91,324
$275,000	$45,687	$60,916	$76,145	$91,324

        NOTE:    Compensation shown is for the final year in each calculation. In order to obtain Final Average Compensation, historic salary growth was assumed to have been 5% per year.

        Under the U.S. Retirement Plan, the monthly amount of Mr. Pfeifle's retirement benefit at his normal retirement date (the date the participant reaches age 65) is calculated pursuant to a formula contained in the plan based on (i) the average of the participant's highest five-year annual earnings less an offset for Social Security benefits and (ii) the participant's years of participation in the Retirement Plan. Mr. Cornett's and Mr. Hansen's benefits are provided by a 2% of pay annual credit under the "cash balance" component of the Retirement Plan. Mr. Wilcox's benefit is a combination of the cash balance component and a prior benefit under the retirement plan (7.721 years of prior service).

        The U.S. Retirement Plan is a defined benefit pension plan intended to be qualified under Section 401(a) of the Code. Benefits are based only on salary and any sales commissions (the Company currently pays no sales commissions). The current compensation covered by the U.S. Retirement Plan for Messrs. Cornett, Hansen, Pfeifle and Wilcox are the amounts set forth under "Salary" in the Summary

Compensation Table, excluding relocation allowances. No other Named Executive Officer participated in the U.S. Retirement Plan.

        Messrs. Pfeifle, Hansen, Wilcox and Cornett have completed 30, 0.25, 8.721 and 0.1667 years of participation, respectively, and their estimated annual U.S. Retirement Plan benefits at their normal retirement dates, assuming their present salaries and present Social Security benefits remain unchanged, would be $109,451, $5,909, $25,825 and $7,097 respectively.

        U.S. Supplemental Plans.    The Code generally limits to $160,000, indexed for inflation, the amount of any annual benefit that may be paid from the U.S. Retirement Plan. Moreover, the Retirement Plan may consider no more than $200,000 as indexed for inflation, of a participant's annual compensation in determining that participant's retirement benefit. In recognition of these two limitations, the Company has adopted two Supplemental Retirement Benefit Plans (the "U.S. Supplemental Plans"). Both of these U.S. Supplemental Plans are designed to provide supplemental retirement benefits to the extent that a participant's benefits under the Retirement Plan are limited by either the $160,000 annual benefit limitation or the $200,000 annual compensation limitation.

        One of these two U.S. Supplemental Plans has an additional purpose. It provides supplemental retirement benefits equal to the difference between the benefit the participant would have received under the applicable Sundstrand Corporation ("Sundstrand") pension plan for former employees of Sundstrand (if the participant's earnings and service with the Company had been taken into account under the Sundstrand plan) and the benefit payable under the U.S. Retirement Plan. Under both U.S. Supplemental Plans, however, the actual payment of supplemental benefits is entirely at the discretion of the Company.

        At January 1, 2002, Messrs. Pfeifle, Hansen, Wilcox and Cornett were eligible to participate in the U.S. Supplemental Plans, but only Mr. Pfeifle was eligible for the supplement for benefits that would have been payable under the Sundstrand plan. The estimated annual supplemental retirement benefit for Messrs. Pfeifle, Hansen, Wilcox and Cornett at their normal retirement dates at age 65, assuming their present salaries until retirement, would be $162,957, $3,604, $1,979 and $374, respectively. No other Named Executive Officer is entitled to benefits under the U.S. Supplemental Plans.

        European Pension Plans.    The Company has a Post-Retirement Care Agreement with Mr. Klaus Murmann that provides for the payment to him of an annual retirement benefit in the amount of $300,000. These benefits commence on the date Mr. Murmann retires from his regular employment with the Company. In the event Mr. Murmann leaves a surviving spouse, his spouse would be entitled to a straight-life annuity benefit equal to 60% of the benefit payable to Mr. Murmann.

        Until October 1, 2001, the Company had an Employment Agreement Addendum—Deferred Compensation with Mr. Hansen that provides a retirement benefit in the amount of 5% of his base salary. Amounts allocated to this deferred compensation account prior to October 1, 2001 will earn interest at the prime rate and shall be payable in one lump sum amount upon termination of Mr. Hansen's employment with the Company. In the event of Mr. Hansen's death prior to retirement or termination, any payment payable under this agreement will be payable to his designated beneficiary, or if no beneficiary has been designated or does not survive Mr. Hansen, then such amount will be paid to Mr. Hansen's estate.

Employment And Severance Arrangements

        The Company has an employment contract with Mr. Murmann providing for an annual salary of not less than $250,000. The employment contract with Mr. Murmann provides that he shall participate in the Company's benefit plans for which he is presently eligible and in any plans substituted therefor, and he shall be entitled to certain retirement benefits. In the event the Company terminates the employment of Mr. Murmann in violation of the contract, he would be entitled to receive all compensation and benefits provided for under the contract until such time as his employment would otherwise terminate pursuant to the contract. The employment contract with Mr. Murmann expires on December 31, 2003, and contains an agreement not to compete during the period of the employment contract.

        The Company has an employment contract with Mr. Pfeifle that provides for an annual base salary of at least $300,000 and participation in the Company's bonus plan and benefit plans for which he is presently eligible and in any plans substituted therefore. Mr. Pfeifle's employment contract, which provided for an original expiration date of December 31, 2001, also provides for automatic one-year extensions unless terminated by either party, and contains a covenant not to compete for a term of two years following termination of the employment contract. If Mr. Pfeifle terminates the contract for good reason or if the Company terminates the contract without good cause, the contract provides that, for the greater of two years or the remainder of his employment period under the contract, (a) Mr. Pfeifle will continue to receive monthly payments equal to (i) 1/12 of his annual base salary at the time of termination plus (ii) 1/12 of the amount of his target bonus for the year of termination and (b) that he will remain eligible to participate in benefits plans (except Retirement Plans) for which he was eligible at the time of termination. If Mr. Pfeifle's employment is terminated within two years following a change in control of the Company for any reason other than by the Company for cause, by Mr. Pfeifle without good reason, or by reason of retirement, death, or disability, Mr. Pfeifle will be entitled to receive the following lump sum payments in amounts equal to: (x) all accrued salary plus a pro-rata share of the current year's target bonus; (y) three times his current annual base pay and target bonus opportunity; and (z) 15% of his base salary for the year of termination in lieu of health, dental, disability, or life insurance for which he was eligible as an employee of the Company.

        The Company has an employment contract with Mr. Hansen that provides for an annual base salary of at least $300,000 and participation in the Company's bonus plan and benefit plans for which he is presently eligible and in any plans substituted therefore. Mr. Hansen's employment contract expires on April 30, 2002, with automatic one-year extensions unless terminated by either party, and contains a covenant not to compete for a term of two years following termination of the employment contract. If Mr. Hansen terminates the contract for good reason or if the Company terminates the contract without good cause, the contract provides that, for the greater of two years or the remainder of his employment period under the contract, (a) Mr. Hansen will continue to receive monthly payments equal to (i) 1/12 of his annual base salary at the time of termination plus (ii) 1/12 of the amount of his target bonus for the year of termination and (b) that he will remain eligible to participate in benefits plans (except Retirement Plans) for which he was eligible at the time of termination. If Mr. Hansen's employment is terminated within two years following a change in control of the Company for any reason other than by the Company for cause, by Mr. Hansen without good reason, or by reason of retirement, death, or disability, Mr. Hansen will be entitled to receive the following lump sum payments in amounts equal to: (x) all accrued salary plus a pro-rata share of the current year's target bonus; (y) three times his current annual base pay and target bonus opportunity; and (z) 15% of his base salary for the year of termination in lieu of health, dental, disability, or life insurance for which he was eligible as an employee of the Company.

        The Company has entered into Change-in-Control Agreements with Mr. Wilcox and Mr. Cornett. These agreements which contained an original expiration date of December 31, 2001, also provide for automatic one-year extensions unless terminated by either party, and contain a covenant not to compete for a term of two years following termination. If employment is terminated within two years following a change in control of the Company for any reason other than by the Company for cause, by said Executive without good reason, or by reason of retirement, death, or disability, said Executive will be entitled to receive lump sum payments in the amounts equal to: (a) all unpaid base salary plus a pro-rata share of the current year's target bonus; (b) his current annual base salary and target annual bonus opportunity multiplied by two; and (c) 10% of his then-current base salary in lieu of continued participation in Company provided benefits.

Indebtedness of Management

        The Company made a non-interest bearing loan during 2001 to Hans J. Cornett, Executive Vice President-Sales and Marketing, in the total amount of $120,000, which loan is payable in full on August 29, 2006. The purpose of the loan was to assist Mr. Cornett in relocating from Denmark to the Company's new headquarters in Chicago, Illinois. In 2001 the Company also made the first installment of a non-interest bearing relocation bridge loan to James R. Wilcox, Executive Vice President-Propel Products, in the amount of $91,000. The loan is to be repaid upon the closing of the sale of his former residence. The bridge loan was made pursuant to the Company's standard relocation package, available to all employees.

Report of the Compensation Committee

        The Compensation Committee of the Board (the "Committee") establishes and administers the executive compensation program for the officers of the Company ("Executives"), including base salaries, the Company's Bonus Plan and the Company's 1998 Long-Term Incentive Plan. The Committee consists of three non-employee directors, who have no interlocking relationships.

Compensation Philosophy and Objectives

        The Committee has reaffirmed that the Company's compensation philosophy and objectives as they pertain to Executives are as follows:

  (a)
  To motivate top leadership to superior performance by providing opportunity for above-average total compensation comprised of an appropriate balance of base salary and short- and long-term incentives;

  (b)
  To provide a total compensation package that will attract, retain, and motivate top talent; and

  (c)
  To ensure that the objectives of the Company's Executives are aligned with stockholder interests.

        The current components of the Company's executive total compensation program include:

    (a)
    An annual base salary;

    (b)
    An annual variable cash incentive;

    (c)
    Stock-based incentives; and

    (d)
    A competitive benefit package.

        These components consider individual performance, the Company's performance, and survey data regarding comparable positions at other companies in the industry.

        It is the intent of the Committee to provide to the Company's Executives the opportunity for a total compensation package that, when compared to the marketplace, shall exceed the 75th percentile of such comparisons.

Base Salaries

        In December 2000, the Committee reviewed and approved annual base salaries for the Company's Executives. The Committee based its decision on market survey data, the performance of each Executive and the recommendations of the Company's Chief Executive Officer.

Incentive Compensation Plans

        Participation of the Company's Executives in the Sauer-Danfoss Inc. Bonus Plan for 2001 and the incentive opportunity levels were approved by the Committee. The incentive opportunity levels are according to the Executive's position and responsibilities, and are based on achievement of Return On Net Assets. No bonuses were earned by Executives for 2001 because financial performance was less than the Plan threshold of 10% Return on Net Assets.

        The Committee approved new awards during 2001 of Performance Units, as allowed under the terms of the Sauer-Danfoss Inc. 1998 Long-Term Incentive Plan. Threshold, Target and Maximum performance-based payouts based on Return On Net Assets over a three-year performance period were approved. Participation and Target Awards were approved according to the Executive's position and responsibilities. The Committee, in its sole discretion, may pay earned Performance Units in the form of cash or in shares of common stock (or in a combination thereof). The number of shares of common stock to be issued, if any, shall equal the number of earned Performance Units designated by the Committee to be paid in shares. The amount of cash, if any, shall be equal to the fair market value of a share of common stock of the Company as of the close of the applicable performance period multiplied by the number of Performance Units designated by the Committee to be paid in cash.

CHIEF EXECUTIVE OFFICER ("CEO") COMPENSATION

        The Company's employment contract with Mr. Pfeifle provides for an annual salary of not less than $300,000. The Committee agreed that Mr. Pfeifle's annual salary remain unchanged for 2001. His annual salary is comprised of $400,000 base annual salary plus the issuance of an additional $100,000 in Performance Unit value under the Sauer-Danfoss Inc. 1998 Long-Term Incentive Plan during 2001. The Compensation Committee also awarded Mr. Pfeifle an additional $200,000 in Performance Unit value under such Plan in 2001. Mr. Pfeifle earned no cash bonus for 2001 based on financial performance of less than the Plan threshold of 10% Return on Net Assets, as provided by the terms of the Sauer- Danfoss Inc. Bonus Plan.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

        Internal Revenue Code Section 162(m) limits the deductibility by the Company of compensation in excess of $1,000,000 paid to each of the Named Executive Officers. The compensation paid to each of the

Named Executive Officers did not exceed $1,000,000 in 2001, and the Company does not anticipate that any of its Named Executive Officers for 2002 will receive compensation in excess of $1,000,000 in 2002.

                      COMPENSATION COMMITTEE
                      Johannes F. Kirchhoff, Chairman
                      F. Joseph Loughrey
                      Richard M. Schilling

Performance Graph

        The following graph shows a comparison of the cumulative total returns from May 12, 1998 (the date of the Company's initial public offering of its common stock), to December 31, 2001, for the Company, the Russell 2000 Index, and the Media General Financial Services, Inc.—Diversified Machinery Index ("MG—Diversified Machinery Index").

COMPARE CUMULATIVE TOTAL RETURN
AMONG SAUER-DANFOSS INC.,
RUSSELL 2000 INDEX AND MG GROUP INDEX

RATIFICATION OF APPOINTMENT OF
INDEPENDENT ACCOUNTANTS

        The Board has appointed KPMG LLP as independent accountants to examine the consolidated financial statements of the Company and its subsidiaries for 2002, subject to ratification of the stockholders at the Annual Meeting. Representatives of KPMG LLP are not expected to be present at the Annual Meeting, but if such representatives are present they will have the opportunity to make a statement and to respond to appropriate questions. The affirmative vote of a majority of the shares present and entitled to vote on this item at the Annual Meeting is necessary for the approval of the appointment of KPMG LLP as independent accountants for 2002. In the event stockholders do not ratify the appointment of KPMG LLP, the appointment will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at anytime during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

        Fees paid to KPMG LLP for services relating to the year ended December 31, 2001, were:

Audit Fees	$541,592

Financial Information Systems Design and Implementation Fees	0

All Other Fees:
Audit Related Fees	355,929
Tax Matters	521,621

Total All Other Fees	$877,550

        KPMG LLP commenced serving as the Company's independent accountants in June of 2000. On June 23, 2000, the Company replaced its independent auditor, Arthur Andersen LLP, and appointed KPMG LLP as its new independent auditor. The decision to change the Company's auditor was recommended by the Audit Committee of the Company's Board and approved by the Company's Board.

        The report of Arthur Andersen LLP on the Company's financial statements for the year 1999 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

        During 1999 and any subsequent interim period preceding the replacement of Arthur Andersen LLP as its independent auditor, there were no disagreements between the Company and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its reports. None of the "reportable events" described in paragraphs (A) through (D) of clause (v) of Item 304(a)(1) of Regulation S-K of the Securities and Exchange Commission occurred during 1999 or any subsequent interim period preceding the replacement of Arthur Andersen LLP as independent auditor for the Company.

        The Board recommends that stockholders vote FOR ratification of the appointment of KPMG LLP as the Company's independent accountants for 2002.

ADDITIONAL INFORMATION

Notice Requirements

        To permit the Company and its stockholders to deal with stockholder proposals in an informed and orderly manner, the Bylaws of the Company establish an advance notice procedure. No stockholder proposals, nominations for the election of directors or other business may be brought before an annual meeting unless written notice of such proposal or other business is received by the Secretary of the Company at the address set forth on page 1 of this Proxy Statement not less than 120 calendar days in advance of the date that the Company's proxy statement was released to stockholders in connection with the previous year's Annual Meeting. Such notice must contain certain specified information concerning the matters to be brought before the meeting as well as the stockholder submitting the proposal. For the Company's annual meeting in the year 2003, the Company must receive this notice on or before November 27, 2002. A copy of the applicable Bylaw provisions may be obtained, without charge, upon written request to the Secretary of the Company at the address set forth on page 1 of this Proxy Statement.

        In addition, stockholder proposals intended to be included in the Company's Proxy Statement for the annual meeting in 2003 must be received by the Secretary of the Company at the address set forth on page 1 of this Proxy Statement, not later than November 27, 2002. Such proposals must comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

Discretionary Authority

        If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named as proxies and acting thereunder will have discretion to vote on those matters to the same extent as the person delivering the proxy would be entitled to vote. If any other matter is properly brought before the Annual Meeting, proxies in the enclosed form returned to the Company prior to the Annual Meeting will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder. At the date this Proxy Statement went to press, the Company did not anticipate that any other matters would be properly brought before the Annual Meeting.

Form 10-K

        The Company will mail without charge, upon written request, a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission, including the financial statements, schedules, and list of exhibits. Requests should be sent to Kenneth D. McCuskey, Corporate Secretary, at the address set forth on page 1 of this Proxy Statement.

                      By Order of the Board of Directors

                      Kenneth D. McCuskey
                       Corporate Secretary

March 27, 2002

ANNUAL MEETING OF STOCKHOLDERS
Wednesday, May 1, 2002
8:30 a.m. local time
EMBASSY SUITES
670 Verdae Boulevard
Greenville, South Carolina 29607

Sauer-Danfoss Inc. 2800 East 13th Street Ames, Iowa 50010	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 1, 2002.

The shares of Common Stock of Sauer-Danfoss Inc. you are entitled to vote will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" all nominees for director listed on the reverse side and "FOR" Item 2.

By signing the proxy, you revoke all prior proxies and appoint Klaus H. Murmann and David L. Pfeifle, and each of them, with full power of substitution, as proxies to vote your shares on the matters shown on the reverse side, and in their discretion on any other matters which may properly come before the Annual Meeting and all adjournments. A majority of said proxies, or any substitute or substitutes, who shall be present and act at the meeting (or if only one shall be present and act, then that one) shall have all the powers of said proxies hereunder.

        See reverse for voting instructions.

COMPANY # COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if the marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-240-6326 — QUICK *** EASY *** IMMEDIATE

•
Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m.(CT) on April 30, 2002, the day prior to the meeting.

•
You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.

•
Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/shs/ — QUICK *** EASY *** IMMEDIATE

•
Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 30,2002, the day prior to the meeting.

•
You will be prompted to enter you 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Sauer-Danfoss Inc., c/o Shareowner ServicesSM, P.O Box 64873, St. Paul, Minnesota 55164-0873.

        If you vote by Phone or Internet, please do not mail your Proxy Card

        /*\ Please detach here /*\

/X/  Please mark your votes as in this example.

The Board of Directors Recommends a Vote FOR all Nominees listed below and FOR Item 2.

1.	Election of directors:	01 Ole Steen Andersen 02 Jørgen M. Clausen 03 Nicola Keim 04 Johannes F. Kirchhoff 05 Hans Kirk	06 F. Joseph Loughrey 07 Klaus H. Murmann 08 Sven Murmann 09 David L. Pfeifle 10 Richard M. Schilling	/ /	Vote FOR all nominess (except as marked)	/ /	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2.	To ratify the appointment of KPMG LLP as independent accountants.	/ / For	/ / Against	/ / Abstain

THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES LISTED ABOVE AND FOR ITEM 2.

Address Change? Mark Box Indicate changes below:	/ /	Date

Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 1, 2002

Dear 40l(k) Plan Participant:

        This letter and the enclosed proxy materials are being sent to you in connection with the 2002 Annual Meeting of Stockholders of Sauer-Danfoss Inc. because you are a participant in either the Sauer-Danfoss Employees' Savings and Retirement Plan or the LaSalle Factory Employee Savings Plan and you have elected to invest a portion of your 401(k) plan contributions in Sauer-Danfoss stock. In order to direct Institutional Trust Company, the trustee of your 40l(k) plan (the "Trustee"), to vote the shares of Sauer-Danfoss stock held on your behalf under your 40l(k) plan, you must return the enclosed proxy card to the Company's transfer agent in the enclosed return envelope by no later than April 26, 2002. The transfer agent will tabulate the votes for the 401(k) plan participants and transmit the information to the Trustee to permit the Trustee to vote the shares.

        Most 401(k) plan participants also have the option of directing the Trustee via the Internet or by using a toll-free telephone number. Check your proxy card to see which options are available to you. Please be aware that if you transmit your instructions over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible. The Internet and telephone facilities will be available until 5:00 p.m. (CST) on April 26, 2002.

        Please note that the enclosed proxy materials begin with a cover letter addressed generally to Sauer-Danfoss stockholders. The information about the annual meeting in that letter is applicable to all stockholders, including those who hold securities through the Company's 401(k) plans, but the mailing and voting instructions in that letter apply only to shares held outside the 401(k) plans. This letter provides the specific mailing instructions applicable to instructing the Trustee on how to vote the Sauer-Danfoss shares held through your 401(k) plan. The proxy card and return envelope enclosed herewith have been specifically coded for 401(k) plan participants.

        If you also hold shares of Sauer-Danfoss Inc. stock outside of your 40l(k) plan as a beneficial owner, you will receive a separate set of proxy materials to enable you to vote the shares held in your individual capacity. The proxy card enclosed with this mailing cannot be used to vote the shares held in your individual capacity; it may only be used to direct the Trustee to vote the shares held on your behalf under the 40l(k) plan in which you participate. The Trustee will vote the shares held in the 40l(k) plan on your behalf in accordance with your instructions on the enclosed proxy card or transmitted over the Internet or by telephone. If you do not give your instructions via the Internet, by using the toll-free telephone number, or by returning the proxy card to the transfer agent by April 26, 2002, the Trustee will vote the shares held on your behalf in the same proportion as the Trustee votes the shares held on behalf of the other participants in your 40l(k) plan for whom the Trustee does receive voting instructions.

        The 2002 Annual Meeting of Stockholders of Sauer-Danfoss Inc. will be held on Wednesday, May 1, 2002, at 8:30 a.m. (local time), at the Embassy Suites, 670 Verdae Boulevard, Greenville, South Carolina 29607. At the meeting, stockholders will act on the following matters:

  1.
  To elect ten (10) directors for a term expiring at the Annual Meeting of Stockholders to be held in 2003, and until their respective successors are duly elected and shall qualify.

  2.
  To ratify the appointment of KPMG LLP as the Company's independent accountants for 2002.

  3.
  To transact such other business as may properly come before the meeting or any postponement, adjournment, or adjournments.

        You cannot attend the meeting to vote the shares held for your account under your 401(k) plan in person; you can only direct the Trustee to vote on your behalf. Stockholders of record at the close of business on March 12, 2002, are entitled to notice of and to vote at the annual meeting or any postponement, adjournment, or adjournments.

        In order to direct the Trustee to vote the shares held on your behalf under the 40l(k) plan in accordance with your wishes, you must transmit your instructions via the Internet, by telephone, or by returning the enclosed proxy card to the transfer agent prior to 5:00 p.m. (CST) on or before Friday, April 26, 2002, which is three business days prior to the date of the Annual Meeting of Stockholders, so that the Trustee may properly tabulate and carry out the voting instructions it receives.

                      By order of the Board of Directors,

                      Kenneth D. McCuskey
                       Corporate Secretary

Ames, Iowa
March 27, 2002

QuickLinks

GENERAL INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
LONG-TERM INCENTIVE PLAN—AWARDS IN LAST FISCAL YEAR
U.S. RETIREMENT PLAN TABLE
COMPARE CUMULATIVE TOTAL RETURN AMONG SAUER-DANFOSS INC., RUSSELL 2000 INDEX AND MG GROUP INDEX
RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
ADDITIONAL INFORMATION